Exhibit 99.1

July 15, 2010	Analyst Contact: Dan Harrison
918-588-7950 Media Contact: Brad Borror 918-588-7582

ONEOK Increases Quarterly Dividend

TULSA, Okla. – July 15, 2010 – The board of directors of ONEOK, Inc. (NYSE: OKE) today increased the quarterly dividend to 46 cents per share of common stock from 44 cents per share, effective for the second quarter 2010, payable August 13, 2010, to shareholders of record at the close of business July 30, 2010.

“This dividend increase demonstrates our continuing commitment to providing attractive returns to our shareholders and is consistent with our 2010 cash flow guidance of increasing the dividend 2 cents per share semiannually,” said John W. Gibson, ONEOK president and chief executive officer.

Since January 2006, the company has increased the dividend nine times, representing a 64 percent increase during that period.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 42.8 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than two million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a FORTUNE 500 company and is included in Standard & Poor’s (S&P) 500 Stock Index.

For information about ONEOK, Inc., visit the website: www.oneok.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to financial adjustments in connection with the accelerated share repurchase program and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. OKE-FD

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